UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Eagle Rock Energy Partners, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 28, 2010
Dear Fellow Employee:
We announced back in January of this year a series of transactions that will improve our liquidity position and simplify our structure. These transactions are a very important milestone in our history and will enable us to begin growing again and raise our distribution to you and our public unitholders sometime in the next year.
Eagle Rock will hold a special meeting of its unitholders on May 14, 2010 to approve the transactions. The Board of Directors has unanimously recommended that unitholders vote ‘FOR’ the transactions.
By now you should have received a definitive proxy statement providing notice of the special meeting and important details regarding the transactions. Included in that package was your proxy voting form. If you have already voted, we sincerely appreciate your participation. If you have not yet had the opportunity to vote, please take the time to do so now. Your vote is very important in helping decide the future direction of our partnership.
The choice of how to cast your vote is a personal choice, and you should make that choice on your own (without any influence from your supervisors or senior management). This letter is simply a reminder to you that you have the right to vote and that we encourage you to exercise this right by affirmatively casting your vote as you determine appropriate. Failure to vote is legally counted the same as an affirmative vote ‘AGAINST’ the proposals.
Thank you for your attention to this important matter. If you have any questions about the proxy or vote, please address these questions to Mr. Jeffrey P. Wood, Senior Vice President and Chief Financial Officer or Mr. Charles C. Boettcher, Senior Vice President and General Counsel.
Best regards,

Joseph A. Mills
Chairman and Chief Executive Officer
P.O. Box 2968
Houston, TX  77252-2968

281-408-1200 Office
WWW.EAGLEROCKENERGY.COM